Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221213) of BP Midstream Partners LP of our report dated February 18, 2019, with respect to the financial statements of Mars Oil Pipeline Company, LLC, included in this Annual Report (Form 10-K) of BP Midstream Partners LP for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Houston, Texas
February 28, 2019